Exhibit 99.1

NEWS RELEASE

Devon Energy Announces Strategic Exit of Canadian Business for CAD $3.8 Billion

OKLAHOMA CITY – May 29, 2019 – Devon Energy Corp. (NYSE: DVN) today announced that it has entered into a definitive agreement to sell its Canadian business to Canadian Natural Resources Limited for CAD $3.8 billion, or USD $2.8 billion. This transaction is subject to customary terms and conditions and is expected to close by the end of the second quarter of 2019. Proceeds from the sale of Canada will be used for debt reduction.

“The sale of Canada is an important step in executing Devon’s transformation to a U.S. oil growth business,” said Dave Hager, president and CEO. “This transaction creates value for our shareholders by achieving a clean and timely exit from Canada, while accelerating efforts to focus exclusively on our high-return U.S. oil portfolio.

“I would like to express my sincere appreciation to all of our Canadian employees for their hard work and dedication over the past two decades in building an industry-leading heavy oil business,” said Hager. “With this change in ownership, it is great to see our talented and innovative employee base transition to a top-tier company like Canadian Natural Resources.”

The company’s Canadian asset portfolio consists of heavy oil assets principally located in the province of Alberta, with net production averaging 113,000 oil-equivalent barrels in the first quarter of 2019. At year-end 2018, proved reserves associated with these properties amounted to approximately 409 million barrels of oil. Field-level cash flow accompanying these assets, which excludes overhead costs, totaled $236 million in 2018.

To complete the company’s transformation to a high-return U.S. oil growth business, Devon continues to advance the divestiture process for its Barnett Shale gas assets in north Texas. Data rooms for the Barnett will open in the second quarter of 2019 and the company expects to exit the assets by the end of 2019.

J.P. Morgan Securities LLC acted as lead financial advisor to Devon on the Canada transaction. Goldman Sachs also acted as a financial advisor.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. These risks include, but are not limited to: the delay or failure to consummate the transaction due to unsatisfied closing conditions or otherwise; the amount of proceeds received due to purchase price adjustments or otherwise, and the ultimate use of those proceeds; changes in commodity prices, market conditions or other circumstances that could negatively impact the company’s ability to complete the anticipated debt repurchase; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (SEC). Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

About Devon Energy

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. with an emphasis on achieving strong returns and capital-efficient cash-flow growth. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	John Porretto, 405-228-7506
Chris Carr, 405-228-2496